Press Release
Financial and Investor Contact:
          John R. Potapchuk
          631-501-7035
          john.potapchuk@gentiva.com
Media Contact:
          David Fluhrer
          631-501-7102, 516-589-0778
          david.fluhrer@gentiva.com
FOR IMMEDIATE RELEASE
Gentiva® Announces Second Quarter and Six-Month 2006 Results
Melville, N.Y., August 2, 2006 — Gentiva Health Services, Inc. (NASDAQ: GTIV), the nation’s largest provider of comprehensive home health and related services, today reported financial results for the second quarter and six months ended July 2, 2006, including results generated by The Healthfield Group, Inc., which was acquired by Gentiva on February 28, 2006.
     The Company reported the following results for the second quarter of 2006:
•	Net revenues were $284.1 million, up 29% compared to $220.1 million reported for the second quarter of 2005.

•	Net income was $5.5 million, or $0.20 per diluted share. For the prior year period, net income was $8.7 million, or $0.35 per diluted share, including an income tax benefit of $4.2 million, or $0.17 per diluted share, related to a favorable resolution of tax audit issues for fiscal 1997 through 2000.

•	Earnings before interest, taxes, depreciation and amortization (EBITDA) was $20.0 million versus $8.8 million for the second quarter of 2005. (See Supplemental Information for a reconciliation between EBITDA and “Net Income — As Reported.”)

•	EBITDA and net income per diluted share for the 2006 second quarter included: (i) a charge of $1.1 million, or $0.04 per diluted share, due to the adoption of new accounting rules for equity-based compensation and its impact on the Company’s effective tax rate; and (ii) restructuring and integration costs of $0.7 million, or $0.01 per diluted share.

•	Net income per diluted share, excluding the special tax benefit, restructuring and integration costs and the mandated changes in accounting for equity-based compensation, was $0.25 for the second quarter of
3 Huntington Quadrangle, Suite 200S, Melville, NY 11747-4627

2006 versus $0.18 for the second quarter of 2005. (See Supplemental Information for a reconciliation between “Net Income per diluted share — As Adjusted” and “Net Income per diluted share — As Reported.”)
     Gentiva reported the following results for the six months ended July 2, 2006:
•	Net revenues were $527.3 million, up 23% compared to $427.2 million reported for the prior year period.

•	Net income was $10.0 million, or $0.37 per diluted share. For the comparable period of 2005, net income was $12.8 million, or $0.51 per diluted share, including the $4.2 million tax benefit mentioned above.

•	EBITDA was $32.5 million versus $17.0 million for the first six months of 2005. (See Supplemental Information for a reconciliation between EBITDA and “Net Income — As Reported.”)

•	EBITDA and net income per diluted share for the first six months of 2006 included incremental operating income of $1.9 million, or $0.04 per diluted share, relating to the settlement of Gentiva’s appeal with the U.S. Provider Reimbursement Review Board (PRRB) on the reopening of the Company’s 1999 Medicare cost reports; a charge of $1.8 million, or $0.06 per diluted share, due to the adoption of new accounting rules for equity-based compensation; and restructuring and integration costs of $2.7 million, or $0.06 per diluted share.
     Gentiva reported cash items and short-term investments of $69.3 million as of July 2, 2006 versus $71.6 million as of April 2, 2006. During the second quarter, the Company generated operating cash flow of over $19 million and made prepayments of $10 million on its term loan, resulting in a long-term debt balance of $360.0 million at July 2, 2006.
     “Gentiva’s second quarter was highlighted by significant progress on the Healthfield integration and the restructuring of CareCentrix,” said Chairman and CEO Ron Malone. “During this period, we generated positive results — including higher operating margins and the strong cash flow necessary for the pursuit of our strategic goals — as we also sharply increased our share of Medicare business with the addition of Healthfield.”
Segment Results
     Home Healthcare Services — Second quarter 2006 net revenues were $192.7 million, up 41% from $136.3 million in the prior year period. Operating contribution was $24.9 million, an increase of 110% from $11.9 million in the second quarter of 2005, and operating margins rose in this segment for the seventh consecutive quarter. The improvement in 2006 was due primarily to Healthfield’s contribution to the Company’s performance and continued Medicare revenue growth over the prior year period.

     First half 2006 net revenues were $357.4 million, up 33% from $268.2 million in the prior year period. Operating contribution was $45.1 million for the six-month period, an increase of 94% from $23.2 million in the first half of 2005.
     CareCentrix — Second quarter 2006 net revenues were $64.5 million, an anticipated decline of 26% from $87.1 million reported in the prior year period due to previously disclosed changes in certain commercial relationships. Operating contribution was $7.5 million, an increase of 4% from $7.2 million in the second quarter of 2005, while operating margins for this segment rose as a result of increased operating efficiencies and improved utilization management.
     First half 2006 net revenues were $134.6 million, a 19% decline from the $166.0 million reported in the prior year period. Operating contribution for the six-month period was $12.7 million, a decrease of 9% from $14.0 million in the first half of 2005.
     Other Related Services — Second quarter 2006 net revenues for this segment, which includes hospice, respiratory therapy, durable medical equipment, infusion services and consulting, were $30.4 million compared to $1.3 million in the prior year period due primarily to businesses related to the Healthfield acquisition. Operating contribution was $5.3 million compared to $0.2 million in the second quarter of 2005.
     First half 2006 net revenues were $42.0 million compared to $2.6 million in the prior year period. Operating contribution was $7.5 million compared to $0.5 million in the first half of 2005.
2006 Information
     Gentiva also reaffirmed its 2006 financial outlook with respect to diluted earnings per share in a range between $0.84 and $0.90 and EBITDA in a range between $75 million and $80 million. The diluted earnings per share outlook includes an expense of between $0.11 and $0.14 per diluted share relating to the impact of equity compensation expense resulting from new accounting rules and excludes the impact of restructuring charges and Healthfield integration costs. The Company also noted that, based on current trends, it anticipates net revenues for the full year 2006 toward the lower end of its previously announced range of $1.12 billion to $1.16 billion.

Non-GAAP Financial Measures
     The information provided in the following tables includes certain non-GAAP financial measures as defined under Securities and Exchange Commission (SEC) rules. In accordance with SEC rules, the Company has provided, in the supplemental information and the footnotes to the tables, a reconciliation of those measures to the most directly comparable GAAP measures.
Conference Call and Web Cast Details
     The Company will comment further on its second quarter 2006 results during its conference call and live web cast to be held Thursday, August 3, 2006, at 10:00 a.m. Eastern Time. To participate in the call from the United States, Canada or an international location, dial (973) 935-8599 and reference call #7611428. The web cast is an audio only, one-way event. Web cast listeners who wish to ask questions must participate in the conference call. Log onto http://www.gentiva.com/investors/FinancialEvents.asp to hear the web cast. This press release is accessible at http://www.gentiva.com/investors/PressReleases.asp, and a transcript of the conference call is expected to be available on the site within 36 hours after the call.
About Gentiva Health Services, Inc.
Gentiva Health Services, Inc. is the nation’s largest provider of comprehensive home health and related services. Gentiva serves patients through more than 500 direct service delivery units within over 400 locations in 35 states, and through CareCentrix®, which manages home healthcare services for major managed care organizations throughout the United States and delivers them in all 50 states through a network of more than 3,000 third-party provider locations, as well as Gentiva locations. The Company is a single source for skilled nursing; physical, occupational, speech and neurorehabilitation services; hospice services; social work; nutrition; disease management education; help with daily living activities; durable medical and respiratory equipment; infusion therapy services; and other therapies and services. Gentiva’s revenues are generated from federal and state government programs, commercial insurance and individual consumers. For more information, visit Gentiva’s web site, www.gentiva.com, and its investor relations section at http://www.gentiva.com/investors.
(tables and notes follow)

	2nd Quarter		Six Months
(in 000's, except per share data)	2006	2005	2006	2005
Statements of Income
Net revenues	$284,061	$220,135	$527,301	$427,242
Cost of services sold (excluding depreciation)	162,106	138,628	305,399	265,857

Gross profit	121,955	81,507	221,902	161,385
Selling, general and administrative expenses	(101,922)	(72,658)	(189,397)	(144,417)
Depreciation and amortization	(4,025)	(1,911)	(6,998)	(3,647)

Operating income	16,008	6,938	25,507	13,321
Interest expense	(7,166)	(268)	(9,974)	(536)
Interest income	765	682	1,657	1,413
Income before income taxes	9,607	7,352	17,190	14,198
Income tax (expense) benefit	(4,064)	1,298	(7,240)	(1,423)

Net income	$5,543	$8,650	$9,950	$12,775

Earnings per Share
Net income:
Basic	$0.21	$0.37	$0.39	$0.55

Diluted	$0.20	$0.35	$0.37	$0.51

Average shares outstanding:
Basic	26,926	23,271	25,721	23,358

Diluted	27,851	24,935	26,669	24,981

Condensed Balance Sheets
ASSETS	Jul 2, 2006	Jan 1, 2006

Cash, cash equivalents and restricted cash	$33,592	$38,617
Short-term investments	35,750	49,750
Net receivables	170,204	139,635
Deferred tax assets	24,993	15,974
Prepaid expenses and other current assets	14,106	7,816

Total current assets	278,645	251,792

Fixed assets, net	43,468	24,969
Deferred tax assets, net	—	18,099
Intangible assets, net	201,025	5,831
Goodwill	280,092	6,763
Other assets	24,907	19,111

Total assets	$828,137	$326,565

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$13,131	$13,870
Payroll and related taxes	23,119	9,777
Deferred revenue	23,691	7,455
Medicare liabilities	10,499	7,220
Cost of claims incurred but not reported	17,502	25,276
Obligations under insurance programs	34,495	32,883
Other accrued expenses	39,433	25,985

Total current liabilities	161,870	122,466

Long-term debt	360,000	—
Deferred tax liabilities, net	27,086	—
Other liabilities	21,203	21,945
Shareholders’ equity	257,978	182,154

Total liabilities and shareholders’ equity	$828,137	$326,565

Common shares outstanding	27,123	23,035

Note: Cash, cash equivalents and restricted cash includes restricted cash of $22.2 million and $22.0 million, at July 2, 2006 and January 1, 2006, respectively.

(in 000’s)

	Six Months
Condensed Statements of Cash Flows	2006	2005
OPERATING ACTIVITIES:
Net income	$9,950	$12,775
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	6,998	3,647
Provision for doubtful accounts	3,806	3,154
Reversal of tax audit reserves	—	(4,200)
Employee equity-based compensation expense	1,750	—
Windfall tax benefits associated with equity-based compensation	(1,387)	—
Deferred income taxes	6,713	3,237
Changes in assets and liabilities:
Accounts receivable	14,994	(13,576)
Prepaid expenses and other current assets	(3,489)	(1,677)
Current liabilities	(5,341)	(13,564)
Other, net	300	33

Net cash provided by (used in) operating activities	34,294	(10,171)

INVESTING ACTIVITIES:
Purchase of fixed assets	(9,247)	(3,294)
Acquisition of businesses	(210,036)	(12,040)
Purchases of short-term investments available-for-sale	(109,795)	(106,900)
Maturities of short-term investments available-for-sale	123,795	131,250
Maturities of short-term investments	—	10,000

Net cash (used in) provided by investing activities	(205,283)	19,016

FINANCING ACTIVITIES:
Proceeds from issuance of common stock	8,438	3,791
Windfall tax benefits associated with equity-based compensation	1,387	—
Proceeds from issuance of debt	370,000	—
Healthfield debt repayments	(195,305)	—
Other debt repayments	(10,000)	—
Changes in book overdrafts	(1,395)	4,586
Debt issuance costs	(6,930)	—
Repurchases of common stock	—	(12,325)
Repayment of capital lease obligations	(231)	(176)

Net cash provided by (used in) financing activities	165,964	(4,124)

Net change in cash, cash equivalents and restricted cash	(5,025)	4,721
Cash, cash equivalents and restricted cash at beginning of period	38,617	31,924

Cash, cash equivalents and restricted cash at end of period	$33,592	$36,645

SUPPLEMENTAL SCHEDULE OF NON CASH INVESTING AND FINANCING ACTIVITIES:
     During the six months ended July 2, 2006, the Company issued 3,194,137 shares of common stock in connection with the acquisition of The Healthfield Group, Inc. on February 28, 2006.

(in 000’s, except per share data)

Supplemental Information	2nd Quarter		Six Months
	2006	2005	2006	2005
Segment Information Net revenues (1)
Home Healthcare Services (2)	$192,659	$136,332	$357,448	$268,158
CareCentrix	64,530	87,069	134,582	166,003
Other Related Services	30,403	1,335	42,023	2,592
Intersegment revenues	(3,531)	(4,601)	(6,752)	(9,511)

Total net revenues	$284,061	$220,135	$527,301	$427,242

Operating contribution (1)
Home Healthcare Services	$24,906	$11,880	$45,081	$23,220
CareCentrix	7,487	7,165	12,685	14,007
Other Related Services (8)	5,273	231	7,506	497

Total operating contribution	37,666	19,276	65,272	37,724
Corporate expenses (8)	(17,633)	(10,427)	(32,767)	(20,756)
Depreciation and amortization	(4,025)	(1,911)	(6,998)	(3,647)
Interest (expense) income, net	(6,401)	414	(8,317)	877

Income before income taxes	$9,607	$7,352	$17,190	$14,198

	2nd Quarter		Six Months
	2006	2005	2006	2005

Net Revenues by Major Payer Source:
Medicare (2)	$132,846	$65,290	$231,811	$127,051
Medicaid and local government	46,018	37,785	86,907	74,429
Commercial insurance and other	105,197	117,060	208,583	225,762

Total net revenues	$284,061	$220,135	$527,301	$427,242

A reconciliation of EBITDA to Net income — As Reported amounts follows: (3)

	2nd Quarter		Six Months
	2006	2005	2006	2005
EBITDA (4)	$20,033	$8,849	$32,505	$16,968
Depreciation and amortization (5)	(4,025)	(1,911)	(6,998)	(3,647)
Interest (expense) income, net (6)	(6,401)	414	(8,317)	877

Income before income taxes	9,607	7,352	17,190	14,198
Income tax (expense) benefit	(4,064)	1,298	(7,240)	(1,423)

Net income — As Reported	$5,543	$8,650	$9,950	$12,775

A reconciliation of Net income per diluted share — As Adjusted and Net income per diluted share — As Reported follows:

	2nd Quarter		Six Months
	2006	2005	2006	2005
Net income per diluted share:
As Adjusted	$0.25	$0.18	$0.45	$0.34
Equity-based compensation (4A)	(0.04)	—	(0.06)	—
Restructuring and integration costs (4B)	(0.01)	—	(0.06)	—
Medicare cost report settlement (4C)	—	—	0.04	—
Resolution of tax audit issue (7)	—	0.17	—	0.17

As Reported	$0.20	$0.35	$0.37	$0.51

Notes:
1)	The Company’s senior management evaluates performance and allocates resources based on operating contributions of the reportable segments, which exclude corporate expenses, depreciation, amortization, and interest income (expense), but include revenues and all other costs directly attributable to the specific segment. Results for the 2006 periods include the operating results of The Healthfield Group, Inc. for periods subsequent to its acquisition date of February 28, 2006.

2)	Six-month 2006 results included approximately $1.9 million recorded and received from the total settlement received of $5.5 million relating to the Company’s appeal filed with the U.S. Provider Reimbursement Review Board (“PRRB”) on the reopening of all of its 1999 cost reports.

3)	EBITDA, a non-GAAP financial measure, is defined as income before interest expense (net of interest income), income taxes, depreciation and amortization. Management uses EBITDA to evaluate overall performance and compare current operating results with other companies in the healthcare industry. EBITDA should not be considered in isolation or as a substitute for net income, operating income or cash flow statement data determined in accordance with accounting principles generally accepted in the United States. Because EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States and is susceptible to varying calculations, it may not be comparable to similarly titled measures in other companies.

4)	Components of EBITDA included the following:
A)	Equity-based compensation expense of approximately $1.1 million in the second quarter of 2006 and $1.8 million in the first six months of 2006 resulting from the adoption of Statement of Financial Accounting Standards No. 123 (Revised) “Share-Based Payment” as of January 2, 2006.

B)	Restructuring and integration costs for the second quarter and first six months of 2006, which included charges of (i) $0.1 million and $0.8 million, respectively, in connection with a restructuring plan associated with the Company’s CareCentrix operations, and (ii) $0.6 million and $1.9 million, respectively, in connection with restructuring and integration activities relating to the Healthfield acquisition.

C)	A special item relating to a Medicare cost report settlement of $1.9 million for the first six months of 2006 as further described in Note 2.

Excluding the items described in Notes 4A, 4B and 4C above, EBITDA for the second quarter of 2006 and 2005 would have been $21.8 million and $8.8 million, respectively, and EBITDA for the first six months of 2006 and 2005 would have been $35.1 million and $17.0 million, respectively.
5)	Depreciation and amortization reflects amortization of identifiable intangible assets of $0.8 million and $1.4 million, respectively, in the second quarter and first six months of 2006.

6)	Interest expense, net, includes interest expense on a term loan, fees associated with a $75 million revolving credit facility and amortization of debt financing costs, net of interest income.

7)	For the second quarter and first six months of 2005, the Company’s income tax benefit (expense) included a $4.2 million income tax benefit resulting from a favorable resolution of tax audit issues relating to fiscal 1997 through 2000. Management has excluded this nonrecurring item and has incorporated a normalized tax rate in its presentation of “Net Income per Diluted Share — As Adjusted.”

8)	Results for the first six months of 2006 reflect a first quarter expense reclassification of approximately $0.4 million from Corporate to Other Related Services to conform to the current quarter’s presentation.
Forward-Looking Statement
Certain statements contained in this news release, including, without limitation, statements containing the words “believes,” “anticipates,” “intends,” “expects,” “assumes,” “trends” and similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon the Company’s current plans, expectations and projections about future events. However, such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others: the Company’s ability to successfully integrate the operations of The Healthfield Group, Inc., acquired on February 28, 2006, and to achieve expected synergies and operating efficiencies within expected time frames or at all; the possibility that revenues may be lower than expected following the transaction; the possibility that difficulties in maintaining relationships with employees, customers, or suppliers may be greater than expected following the transaction; the Company’s ability to service debt incurred as a result of the transaction; general economic and business conditions; demographic changes; changes in, or failure to comply with, existing governmental regulations; legislative proposals for healthcare reform; changes in Medicare and Medicaid reimbursement levels; effects of competition in the markets in which the Company operates; liability and other claims asserted against the Company; ability to attract and retain qualified personnel; availability and terms of capital; loss of significant contracts or reduction in revenues associated with major payer sources; ability of customers to pay for services; business disruption due to natural disasters or terrorist acts; a material shift in utilization within capitated agreements; and changes in estimates and judgments associated with critical accounting policies and estimates. For a detailed discussion of certain of these and other factors that could cause actual results to differ from those contained in this news release, please refer to the Company’s various filings with the Securities and Exchange Commission (SEC), including the “Risk Factors” section contained in the Company’s annual report on Form 10-K for the year ended January 1, 2006.
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